EXHIBIT 10.1

Amendment to Employment Agreement and
Non-Competition and Non-Solicitation Agreement
and Second Amendment to
Change-in-Control Severance Agreement

This Amendment (“Amendment”) to the Employment Agreement, by and between First Solar, Inc., a Delaware corporation having its principal office at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 (hereinafter “Employer”), and Mark Widmar (hereinafter “Employee”), dated as of March 15, 2011 (the “Employment Agreement”), the Non-Competition and Non-Solicitation Agreement, by and between Employer and Employee, dated as of March 15, 2011 (the “Non-Competition Agreement”), and the Change in Control Severance Agreement by and between Employer and Employee, dated as of April 4, 2011, and amended as of August 1, 2013 (the “CIC Agreement”), is effective as of July 1, 2016 (the “Amendment Effective Date”).

WITNESSETH:

WHEREAS, Employer and Employee are party to the Employment Agreement, the Non-Competition Agreement and the CIC Agreement;
WHEREAS, Employer has promoted Employee to its Chief Executive Officer effective as of July 1, 2016 and adjusted Employee’s compensation to reflect his new role; and
WHEREAS, the parties wish to memorialize these actions by amending the Employment Agreement, the Non-Competition Agreement and the CIC Agreement accordingly.
NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree that each of the Employment Agreement, the Non-Competition Agreement and the CIC Agreement is amended, for periods following the Amendment Effective Date, as provided herein.

1.
Section 1.2 of the Employment Agreement is amended (i) to replace Employee’s title, presently “Chief Financial Officer”, with the title “Chief Executive Officer”, and (ii) to replace Employee’s supervisor, presently “Chief Executive Officer”, with the “Board of Directors”.

2.	Section 1.5(b)(i) of the Employment Agreement is amended to replace the phrase “for a period of 12 months” with the phrase “for a period of 24 months”.

3.	Section 2.1 of the Employment Agreement is deleted in its entirety and replaced with the following:
“2.1 Special Promotion Equity Award. Effective as of July 1, 2016, Employer shall grant to Employee 25,000 restricted stock units. Such restricted stock unit award shall vest in equal installments on each of the first four anniversaries of the date of grant, subject to Employee’s continued employment with Employer through the applicable vesting date, and shall be subject to such other terms and conditions set forth in Employer’s 2015 Omnibus Incentive Compensation Plan and the form of restricted stock unit award agreement provided to Employee. ”

4.	Section 2.2 of the Employment Agreement is amended to replace the Base Salary of “$435,000” with “$750,000”.

5.	Section 2.3 of the Employment Agreement is amended to replace the annual bonus eligibility from “eighty percent (80%)” to “one hundred twenty-five percent (125%)”.

6.	Section 2.7 of the Employment Agreement is deleted in its entirety.

7.	Section 1 of the Non-Competition Agreement is amended to change the “Restricted Period” (as defined therein) from “twelve months” to “twenty-four months”.

8.	Section 1(v) of the CIC Agreement (the definition of “Qualifying Termination”) is amended to delete clause (iii) in its entirety, and to insert the word “or” immediately prior to “(ii)”.

9.	Section 3 of the CIC Agreement is deleted in its entirety and replaced with the following:
“SECTION 3. Impact of a Change in Control on Equity Compensation Awards. Notwithstanding any provision to the contrary (other than any such provision that expressly provides that this Section 3 of this Agreement does not apply (which provision shall be given full force and effect)) in any of the Company’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs (including the Company’s 2015 Omnibus Incentive Compensation Plan and the Company’s 2010 Omnibus Incentive Compensation Plan) or any award agreements thereunder, (a) effective as of the Change in Control Date, with respect to equity-based, equity-related and other long-term incentive awards granted to Executive prior to July 1, 2016, and (b) effective upon a Qualifying Termination, with respect to any such awards granted to Executive on or after July 1, 2016, the following provisions shall apply, in each case subject to the occurrence of the Release Effective Date:
(i)    all outstanding stock options, stock appreciation rights and similar rights and awards then held by the Executive that are unexercisable or otherwise unvested, shall automatically become fully vested and immediately exercisable, as the case may be;
(ii)    unless otherwise specified in the Grant Agreement, all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria, shall automatically become fully vested and earned at a deemed performance level, which (A) for such awards granted to Executive on or after July 1, 2016, shall be equal to the greater of (x) the projected actual performance through the date of the Qualifying Termination (as determined by the Compensation Committee in its sole discretion) and (y) target performance level with respect to such awards, and (B) for such awards granted to Executive prior to July 1, 2016, shall be equal to the maximum performance level with respect to such awards; and
(iii)    all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (i) or (ii) of this Section 3, then held by the Executive that are unvested or subject to restrictions or forfeiture shall automatically become fully vested and all restrictions and forfeiture provisions related thereto shall lapse.
For the avoidance of doubt, this Section 3 shall not apply to performance units granted under the Company’s Key Senior Talent Equity Performance Program (KSTEPP), for which any acceleration will be solely in accordance with the award agreements evidencing such units.”

10.	Section 4(a)(vi)(A) of the CIC Agreement is amended to replace the phrase “Section 4(a)(i) or 4(a)(ii)” with “Section 3, 4(a)(i) or 4(a)(ii)”.

11.	Section 4 of the CIC Agreement is amended to add a new subsection 4(a)(vii) to the end thereof, as follows:
“(vii) Clawback. All payments made to the Executive pursuant to this Agreement shall be subject to clawback by Company to the extent required by applicable law or the policies of the Company as in effect from time to time.”

12.	Except as expressly amended above, the Employment Agreement, the Non-Competition Agreement and the CIC Agreement shall remain in full force and effect.
[Signature page follows.]

IN WITNESS WHEREOF, Employer has caused this Amendment to be executed by one of its duly authorized officers and Employee has individually executed this Amendment, each intending to be legally bound, as of the Amendment Effective Date.
FIRST SOLAR, INC.

By: /s/ Chris Bueter
Name: Chris Bueter
Title: EVP, Human Resources

/s/ Mark Widmar
Mark Widmar